Exhibit 99.1

(a) Financial Statements of Quallaby Corporation

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Quallaby Corporation

Lowell, Massachusetts

We have audited the accompanying consolidated balance sheets of Quallaby Corporation and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, redeemable preferred stock, stockholders’ equity (deficit) and comprehensive loss and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Quallaby Corporation and subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

Boston, MA

April 18, 2005

Quallaby Corporation

Consolidated Balance Sheets at

March 31, 2005 (unaudited) and December 31, 2004 & 2003

	March 31, 2005	Year Ended 2004	Year Ended 2003
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$4,009,200	$2,127,000	$1,295,900
Restricted cash	—	720,800	46,400
Accounts receivable	1,728,900	2,260,600	930,000
Prepaid expenses and other current assets	512,600	830,700	237,100

Total current assets	6,250,700	5,939,100	2,509,400
Property and equipment, net	548,100	581,500	239,900
Goodwill	241,900	241,900	241,900
Other assets	347,200	146,900	160,100
Restricted cash, net of current portion	1,600,000	1,600,000	85,800

Total assets	$8,987,900	$8,509,400	$3,237,100

Liabilities, Redeemable Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$1,104,400	$642,300	$358,300
Current portion of long-term debt	243,000	200,000	—
Accrued compensation	982,900	1,384,000	698,900
Accrued expenses	999,000	1,285,500	824,300
Deferred revenue	1,060,600	1,111,200	594,900

Total current liabilities	4,389,900	4,623,000	2,476,400

Long-term debt, net of current portion	306,900	291,600	—
Deferred revenue, net of current portion	9,608,000	5,055,300	10,700

Total liabilities	14,304,800	9,969,900	2,487,100

Commitments and contingencies (Note 9)
Redeemable preferred stock and stockholders’ deficit Series A-2 redeemable preferred stock, $0.01 par value; 398,250,000 and 398,000,000 and 187,000,000 shares authorized; 396,000,000, 396,000,000 and 187,000,000 issued and outstanding at March 31, 2005, December 31, 2004, and December 31, 2003, respectively (liquidation preference of $15,840,000)	15,802,000	15,799,000	7,500,000

Stockholders’ deficit
Common stock $0.0001 par value; 20,803,800, 20,793,800, and 10,000,000 shares authorized; 373,121, 338,121, and 320,928 shares issued and 355,928 and 320,928 shares outstanding at March 31, 2005, December 31, 2004, and December 31, 2003, respectively	100	100	100
Additional paid in capital	53,350,800	53,350,300	53,238,800
Accumulated deficit	(73,875,200)	(69,979,800)	(59,402,500)
Accumulated other comprehensive loss	(513,500)	(549,000)	(505,300)
Treasury stock, 17,193 shares at cost	(81,100)	(81,100)	(81,100)

Total stockholders’ deficit	$(21,118,900)	$(17,259,500)	$(6,750,000)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$8,987,900	$8,509,400	$3,237,100

The accompanying notes are an integral part of these consolidated financial statements.

Quallaby Corporation

Consolidated Statements of Operations for the

Three Months Ended March 31, 2005 & 2004 (unaudited) and the Years Ended December 31, 2004 & 2003

	March 31, 2005	March 31, 2004	Year Ended 2004	Year Ended 2003
	(unaudited)	(unaudited)
Revenue
Software licenses	$224,900	$673,500	$2,657,700	$1,662,900
Services	570,300	516,300	2,061,600	1,484,900

Total Revenue	795,200	1,189,800	4,719,300	3,147,800

Costs and expenses
Cost of software licenses	9,700	8,800	94,400	24,600
Cost of services	1,289,900	492,300	3,250,600	1,878,300
Research and development	1,503,000	1,045,500	4,718,800	4,357,900
Selling and marketing	1,321,000	1,145,400	5,276,500	3,146,400
General and administrative	460,300	376,500	1,850,500	1,270,700
Amortization of intangible assets	—	—	—	149,000

Total costs and expenses	4,583,900	3,068,500	15,190,800	10,826,900

Loss from operations	(3,788,700)	(1,878,700)	(10,471,500)	(7,679,100)
Interest income (expense), net	(28,300)	(3,900)	(86,200)	200

Loss before provision for income taxes	(3,817,000)	(1,882,600)	(10,557,700)	(7,678,900)
Provision for income taxes	78,400	4,900	19,600	16,300

Net loss	$(3,895,400)	$(1,887,500)	$(10,577,300)	$(7,695,200)

The accompanying notes are an integral part of these consolidated financial statements.

Quallaby Corporation

Consolidated Statements of Redeemable Preferred Stock, Stockholders Equity (Deficit) and Comprehensive Loss for the three months ended

March 31, 2005 (unaudited) and the Years Ended December 31, 2004 and 2003

	Redeemable Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Total Stockholders’ Deficit	Comprehensive Loss
	Shares	Amount	Shares	Amount
Balance at December 31, 2002	32,591,136	$55,421,500	295,611	$100	$—	$(51,392,000)	$(292,600)	$(79,400)	$(51,763,900)

Issuance of restricted common stock			20,500	—	2,000				2,000
Accretion of preferred stock to redemption value		317,300			(2,000)	(315,300)			(317,300)
Adjustment from conversion of existing A-1, B-1, C-1									—
and D-1 preferred stock to Series A-2 preferred stock	29,908,864	(53,238,800)			53,238,800				53,238,800
Issuance of Series A-2 redeemable preferred stock	125,000,000	5,000,000
Repurchase of common stock								(1,700)	(1,700)
Comprehensive loss:
Net loss						(7,695,200)			(7,695,200)	(7,695,200)
Other comprehensive loss:
Foreign currency translation adjustment							(212,700)		(212,700)	(212,700)

										$(7,907,900)

Balance at December 31, 2003	187,500,000	7,500,000	316,111	100	53,238,800	(59,402,500)	(505,300)	(81,100)	(6,750,000)

Issuance of common stock upon exercise of options			3,010	—	300				300
Issuance of restricted common stock			19,000	—	1,900				1,900
Issuance of Series A-2 redeemable preferred stock	208,500,000	8,340,000
Value of common stock warrants issued with									—
Series A-2 redeemable preferred stock		(49,300)			49,300				49,300
Value of preferred stock warrants issued					68,300				68,300
Accretion of preferred stock to redemption value		8,300			(8,300)				(8,300)
Comprehensive loss:
Net loss						(10,577,300)			(10,577,300)	(10,577,300)
Other comprehensive loss:
Foreign currency translation adjustment							(43,700)		(43,700)	(43,700)

Comprehensive loss										$(10,621,000)

Balance at December 31, 2004	396,000,000	$15,799,000	338,121	$100	$53,350,300	$(69,979,800)	$(549,000)	$(81,100)	$(17,259,500)

Issuance of restricted common stock (unaudited)			35,000	—	3,500				3,500
Accretion of preferred stock to redemption value (unaudited)		3,000			(3,000)				(3,000)
Comprehensive loss (unaudited):
Net loss						(3,895,400)			(3,895,400)	(3,895,400)
Other comprehensive loss:
Foreign currency translation adjustment							35,500		35,500	35,500

Comprehensive loss										$(3,859,900)

Balance at March 31, 2005 (unaudited)	396,000,000	$15,802,000	373,121	$100	$53,350,800	$(73,875,200)	$(513,500)	$(81,100)	$(21,118,900)

The accompanying notes are an integral part of these consolidated financial statements.

Quallaby Corporation

Consolidated Statements of Cash Flows for the

Three Months Ended March 31, 2005 and 2004 (unaudited) and the Years Ended December 31, 2004 and 2003

	March 31 2005	March 31 2004	Year Ended 2004	Year Ended 2003
	(unaudited)	(unaudited)
Cash flows from operating activities
Net Loss	($3,895,400)	$(1,887,500)	$(10,577,300)	$(7,695,200)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	56,500	63,900	250,800	835,800
Loss on sale of property and equipment	1,700	—	—	12,700
Non-cash interest expense	17,100	—	45,500	—
Changes in operating assets and liabilities:
Restricted cash, current portion	720,800	(85,500)	(674,400)	39,400
Accounts receivable	473,500	(208,600)	(1,252,600)	45,400
Prepaid expenses and other current and non-current assets	80,500	18,300	(528,900)	137,500
Accounts payable and accrued expenses	(127,000)	253,100	1,305,400	(192,400)
Deferred revenue	4,528,000	179,400	5,537,900	167,800

Net cash provided by (used in) operating activities	1,855,700	(1,666,900)	(5,893,600)	(6,649,000)

Cash flows from financing investing activities:
Purchases of property and equipment	(37,200)	(45,900)	(584,500)	(34,100)
Proceeds from sales of property and equipment	—	—	—	5,500
Restricted cash, net of current portion	—	85,800	(1,514,200)	135,600

Net cash provided (used) by investing activities	(37,200)	39,900	(2,098,700)	107,000

Cash flows from financing activities:
Principal payments on long-term debt	(50,000)	—	(8,300)	—
Proceeds from long-term debt	108,200	—	500,000	—
Proceeds from issuance of redeemable preferred stock	—	3,250,000	8,340,000	5,000,000
Proceeds from issuance of restricted common stock	3,500	1,900	1,900	2,000
Proceeds from issuance of common stock	—	—	300	—
Repurchase of common stock as treasury	—	—	—	(1,700)

Net cash provided by financing activities	61,700	3,251,900	8,833,900	5,000,300

Effect of exchange rate changes on cash and cash equivalents	2,000	(21,100)	(10,500)	(138,500)

Net increase (decrease) in cash and cash equivalents	1,882,200	1,603,800	831,100	(1,680,200)
Cash and cash equivalents, beginning of year	2,127,000	1,295,900	1,295,900	2,976,100

Cash and cash equivalents, end of year	$4,009,200	$2,899,700	$2,127,000	$1,295,900

Supplemental disclosure of cash flow information:
Cash paid for interest	$6,800	$—	$32,600	$—
Cash paid for taxes	48,300	28,460	104,000	81,000
Noncash investing and financing activities:
Accretion of preferred stock to redemption value	3,000	1,100	8,300	317,300
Conversion of Series A-1, B-1, C-1 and D-1 redeemable
preferred stock to Series A-2 preferred stock			—	53,238,800
Issuance of preferred stock warrants	—	—	68,300	—

Quallaby Corporation

Notes to Consolidated Financial Statements

March 31, 2005 (unaudited) and December 31, 2004 and 2003

1.	Nature of Business

Quallaby Corporation and its wholly-owned subsidiaries (the “Company”) design, develop, manufacture and market network management software and related services for network service providers. The Company’s principal markets are the United States, Canada and Europe.

The Company was incorporated in the State of Delaware on September 1, 1998. On September 8, 1998, the Company acquired all of the stock of Quallaby SA (now Quallaby SARL), a subsidiary of a French holding company.

The Company has generated losses from operations since inception, including a net loss in 2004 of $10.6 million and a net loss of $3.9 million in the three months ended March 31, 2005. As a result, the Company has an accumulated deficit of $74 million at March 31, 2005. To date, the Company has been dependent on equity financings to fund operations and has raised $65.7 million, cumulatively, with its last round of financing totaling $8.3 million throughout 2004 (Note 5). During 2003, the Company took actions including restructuring its employee base and other cost containment actions to reduce its operating expenses from those incurred in 2002. These actions and equity financings through 2004 have enabled the Company to continue to fund its operations to date. Management believes the Company has adequate resources to fund operations through at least April 2006. The Company’s long-term viability is dependent upon its ability to obtain additional customers and continue to manage its expenditures. If the Company is unable to generate sufficient customer orders and manage its expenditures to meet its obligations as they become due, the Company will require additional financing in order to fund operations and achieve its intended business objectives.

The accompanying March 31, 2005 financial statements and related footnote information are unaudited and, in the opinion of management, reflect all adjustments consisting of normal recurring adjustments necessary for a fair presentation of these financial statements. Although the Company believes the disclosures are adequate to make the information not misleading, certain information normally included in the footnotes prepared in accordance with generally accepted accounting principles in the United States has been omitted as permitted by the rules and regulations of the Securities and Exchange Commission (“SEC”). The results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

On April 7, 2005 the Company, upon first obtaining the required consent of its stockholders, signed an Agreement and Plan of Merger (the “Agreement”) between primarily the Company, Micromuse, Inc. and the Company’s principal stockholders agreeing to sell 100% of the Company’s outstanding shares for $33 million in cash. Management expects to complete the transaction within six weeks of signing.

The accompanying March 31, 2005 financial statements and related footnote information are unaudited and, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of these financial statements. Although the Company believes the disclosures are adequate to make the information not misleading, certain information normally included in the footnotes prepared in accordance with generally accepted accounting principles in the United States has been omitted as permitted by the rules and regulations of the SEC. The results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Quallaby Corporation and its wholly-owned subsidiaries, Quallaby North America, Inc., Quallaby Massachusetts Securities Corporation, Quallaby International, Inc., Quallaby SARL, Quallaby U.K., Ltd. and Quallaby Germany, GmbH. All significant intercompany transactions and balances have been eliminated.

Foreign Currency Risk Management

In certain circumstances, the Company enters into forward exchange contracts to hedge against foreign currency fluctuations. These contracts are used to reduce the Company’s risk associated with exchange rate movements, as the gains or losses on these contracts are intended to offset the exchange rate losses or gains on the underlying exposures. The Company does not engage in foreign currency speculation.

In July 2004, the Company entered into a forward exchange contract to hedge the foreign currency exposure of its 1.75 million GBP amount receivable from British Telecom due in September / October 2004. In August 2004, the Company entered into a forward exchange contract to hedge the foreign currency exposure of its 2.0 million GBP amount receivable from British Telecom due in May / June 2005. At December 31, 2004 the Company recorded an other current asset of $253,200 reflecting the value of the August 2004 contract and an other accrued liability of $253,200 reflecting

Quallaby Corporation

Notes to Consolidated Financial Statements

March 31, 2005 (unaudited) and December 31, 2004 and 2003

the cost of settlement of the contract. The net effect of each of these transactions has been recorded on the statement of operations. There were no amounts outstanding as of March 31, 2005.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents represent money market funds at December 31, 2004 and 2003 of $1,271,400 and $437,800 respectively. At March 31, 2005 the balance held in money market funds was $4,470.

Restricted Cash

The restricted cash balance (current and non-current) at March 31, 2005, December 31, 2004 and December 31, 2003 in the amount of $1,600,000, $2,320,800 and $132,200 respectively, is required to be held in accordance with credit facilities (Note 4) and building and equipment lease agreements (Note 9).

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the estimated useful life of the asset. The cost of additions and improvements is capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost of disposed assets and related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to other income.

Goodwill and Other Intangible Assets

Goodwill, relating to the acquisition of all of the stock of Quallaby SARL on September 8, 1998, represents the excess of purchase price of $292,000 over the fair value of net tangible and identifiable intangible assets acquired. Intangible assets include completed technology, trade names and sales channels associated with the acquisition of Quallaby SARL.

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, that requires, among other things, the discontinuance of goodwill amortization, the reclassification of certain existing recognized intangibles as goodwill, the reassessment of the useful lives of existing recognized intangibles and reclassification of certain intangibles out of previously reported goodwill. The Company reassessed the useful lives of the intangible assets and determined that the lives were appropriate. In accordance with SFAS No. 142, amortization of goodwill was discontinued as of January 1, 2002. Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over its estimated useful life. In accordance with SFAS No. 142, the Company also reassessed the classification of goodwill and other intangible assets as of January 1, 2002 that resulted in $241,900 being identified as goodwill and the remaining gross carrying value of $2,128,600 with an accumulated amortization balance of $1,613,700 being identified as completed technology and other related intangibles. As of December 31, 2003 all completed technology and other related intangibles were fully amortized.

SFAS No. 142 requires the Company to evaluate goodwill for impairment on at least an annual basis. Goodwill is considered to be impaired when the net book value of a reporting unit exceeds its estimated fair value. Fair values are primarily determined using a discounted cash flow methodology. The determination of discounted cash flows is based on the Company’s strategic plans and future forecasts. In accordance with SFAS No. 142, the Company has completed its annual impairment analysis and determined that no further adjustment was required to the carrying value of goodwill.

Research and Development and Software Development Costs

Research and development costs are expensed as incurred. Software development costs are expensed until technological feasibility is established, at which time, and until the product is available for

Quallaby Corporation

Notes to Consolidated Financial Statements

March 31, 2005 (unaudited) and December 31, 2004 and 2003

general release to customers, costs are capitalized. During the years ended December 31, 2004 and 2003, no software development costs met the criteria for capitalization.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse. A valuation allowance against net deferred tax assets is recorded if, based upon weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Revenue Recognition

The Company enters into arrangements with customers which generally include software licenses and support, maintenance and consulting services. Revenue from software licenses is recognized upon completion of delivery obligations, provided that there is evidence of an arrangement, the fee is fixed or determinable, collectibility of the related receivable is probable and vendor-specific objective evidence exists for all undelivered elements. Revenue from support and maintenance services is deferred and recognized ratably over the contractual period. Revenue from consulting services is recognized as the services are performed.

For multiple-element arrangements, the Company allocates the portion of the total fee under the arrangement to the undelivered elements, primarily support and maintenance services, using vendor-specific objective evidence of fair value of the element, and the remaining portion of the fee is allocated to the delivered elements, regardless of any separate prices stated within the arrangement. If vendor-specific objective evidence of fair value does not exist for the undelivered elements, all revenue under the arrangement is deferred until the earlier of the point at which (a) sufficient vendor specific objective evidence does exist or (b) all elements in the arrangement have been delivered.

Foreign Currency Translation

Assets and liabilities of the Company’s foreign subsidiaries, where the local currency is the functional currency, are translated into U.S. dollars at the exchange rate in effect as of the balance sheet date, while revenues and expenses are translated at average exchange rates during the period. The resulting translation adjustment is included in accumulated other comprehensive income (loss) as a separate component of stockholders’ deficit. Transaction gains and losses are reflected in results of operations.

Concentration of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to concentrations of credit risk include cash, cash equivalents and accounts receivable. While the Company does maintain cash balances in excess of the federally insured limits, the Company invests its cash in with high quality financial institutions. The Company does not require collateral for its accounts receivable. To date, the Company has not incurred any significant losses on accounts receivable. At December 31, 2004, four customers accounted for 23%, 12%, 12%, and 11% of the Company’s accounts receivable, respectively. At December 31, 2003, four customers accounted for 25%, 22%, 21%, and 10% of the Company’s accounts receivable respectively. At March 31, 2005, 4 customers accounted for 36%, 13%, 10%, and 10% of the Company’s accounts receivable respectively.

During the three months ended March 31, 2005, three customer accounted for 24%, 13%, and 10% of the Company’s total revenue. During the year ended December 31, 2004, one customer accounted for 16% of the Company’s total revenue. During the year ended December 31, 2003, two customers accounted for 20% and 16%, respectively, of the Company’s total revenue.

Quallaby Corporation

Notes to Consolidated Financial Statements

March 31, 2005 (unaudited) and December 31, 2004 and 2003

Stock-Based Compensation

The Company applies Accounting Principles Board No. 25, Accounting for Stock Issued to Employees, and related interpretations (“APB No. 25”), in accounting for its employee stock-based compensation plan. Accordingly, compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices only to the extent that such exercise prices are less than the fair market value of the Company’s common stock at the date of grant. The Company follows the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148 Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of SFAS No. 123 (“SFAS No. 148”). All stock-based awards to nonemployees are accounted for at their fair value in accordance with SFAS No. 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18 Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Had compensation cost for the Company’s stock option plan been determined based on the fair value at the grant date for awards under this plan, consistent with the methodology prescribed in SFAS No. 123, the Company’s pro forma net loss would have been as follows:

	2004	2003
Net loss, as reported	$(10,577,300)	$(7,695,200)
Less: Stock-based employee compensation expense determined under fair value method for all awards	28,800	40,400

Pro forma net loss	$(10,606,100)	$(7,735,600)

The weighted average fair value of each stock option granted in 2004 and 2003 was estimated as $0.01 and $0.01, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rates of 3.2% and 2.3% in 2004 and 2003, respectively, no expected dividend yield in 2004 or 2003, an expected life of four years in 2004 and 2003, and no expected volatility in 2004 or 2003.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances, excluding transactions resulting from investments by owners and distributions to owners. For the periods presented, comprehensive loss consists of net loss plus foreign currency translation adjustments. Accumulated other comprehensive loss consists of cumulative foreign currency translation adjustments.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Quallaby Corporation

Notes to Consolidated Financial Statements

March 31, 2005 (unaudited) and December 31, 2004 and 2003

3.	Property and Equipment

Property and equipment consist of the following:

	Estimated Useful Life in Years	March 31, 2005	December 31,
			2004	2003
Computer equipment	3	$4,505,000	$4,530,100	$4,573,000
Computer software	3	719,600	724,200	694,400
Furniture and fixtures	5	437,000	443,100	434,100
Office equipment	3 to 5	93,100	93,400	93,000
Leasehold improvements	lease term	298,500	305,300	287,200

		6,053,200	6,096,100	6,081,700
Less: accumulated depreciation and amortization		(5,505,100)	(5,514,600)	(5,841,800)

Property and equipment, net		$548,100	$581,500	$239,900

Depreciation and amortization expense amounted to $250,800 and $686,800 for the years ended December 31, 2004 and 2003, respectively. At March 31, 2005 depreciation expense amounted to $56,500.

4.	Credit Facilities

In May 2004, the Company entered into a financing arrangement with a bank. Under the arrangement, the Company entered into two credit facilities, a domestic facility with revolving borrowings of up to $1,000,000 and an equipment line of up to $500,000 (the “Domestic Facility”), and a $6,400,000 loan facility guaranteed by the Export-Import Bank of the United States (the “Exim Facility”). The Exim Facility provides for a $6,400,000 letter of credit for the benefit of Lloyds TSB Bank and contains a provision requiring the Company to maintain $1,600,000 in restricted cash at the bank as additional security. In consideration of entering into the agreements for the Domestic and Exim Facilities, the bank was issued a warrant to purchase a total of 2,000,000 Series A-2 preferred shares at $0.04 per share. The value of the preferred stock warrants issued in May 2004 in connection with the Domestic and Exim Facilities have been recorded at their fair value using the Black-Scholes valuation model which has been recorded as deferred financing costs totaling $68,300 and is being amortized to interest expense over the term of the arrangement. At December 31, 2004, after recording interest expense of $45,500, the remaining prepaid interest amount reflected on the balance sheet is $22,800. At March 31, 2005 the remaining balance was $5,700.

At December 31, 2004 the Domestic Facility required the Company to have $635,000 of restricted cash as additional security to secure amounts relating to collateral for letters of credit and a foreign exchange contract in excess of the borrowing base. The requirement expired in February 2005 and therefore this amount was not included in restricted cash as of that date.

In February 2005, the Company amended its financing arrangement with the bank. The amendment modified the Domestic Facility by increasing the equipment line from $500,000 to $1,000,000 and the Exim Facility by increasing the loan facility by $1,100,000 to allow for revolving borrowings related to foreign accounts receivable. In consideration of the entering into the amended agreements for the Domestic Facility the bank was issued a warrant to purchase a total of 250,000 Series A-2 preferred shares at $0.04 per share.

The agreements require the Company to maintain certain financial and non-financial covenants. At December 31, 2004 and March 31, 2005 the Company was in compliance with the covenants.

All of these agreements expired on May 19, 2005.

The Domestic Facility and the Exim Facility are collateralized by all assets of the Company and bear interest at a rate of the prime rate plus 1%.

Quallaby Corporation

Notes to Consolidated Financial Statements

March 31, 2005 (unaudited) and December 31, 2004 and 2003

5.	Capital Stock

During 1998, the Company issued 7,350,000 shares of Series A redeemable preferred stock (“Series A preferred stock”), including 500,000 shares issued with the conversion of a note payable of $500,000 assumed with the acquisition of Quallaby S.A., for proceeds of $6.8 million. During 1999, the Company issued 3,171,667 shares of Series B redeemable preferred stock (“Series B preferred stock”) for proceeds of $9.5 million. During 2000, the Company issued 4,545,455 shares of Series C redeemable preferred stock (“Series C preferred stock”), for proceeds of $15.0 million. During 2001, the Company issued 12,500,001 shares of Series D redeemable preferred stock (“Series D preferred stock”) for net proceeds of $14.5 million. During 2002, the Company issued 5,145,225 shares of Series D-1 convertible participating preferred stock (“Series D-1 preferred stock”), for net proceeds of $6.0 million, or $1.16 per share.

In conjunction with the 2002 financing, the Series D-1 investors exchanged Series A, Series B, Series C and Series D preferred stock held by them for shares of Series A-1 convertible participating preferred stock (“Series A-1 preferred stock”), Series B-1 convertible participating preferred stock (“Series B-1 preferred stock”), Series C-1 convertible participating preferred stock (“Series C-1 preferred stock”) and Series D-1 preferred stock, respectively, totaling 32,591,136 preferred shares, which excludes 121,212 shares of Series C preferred stock that were converted to 15,632 shares of common stock. Subsequent to the conversion, there were 7,350,000 shares of Series A-1 preferred stock, 3,171,667 shares of Series B-1 preferred stock, 4,424,243 shares of Series C-1 preferred stock and 17,645,226 shares of Series D-1 preferred stock outstanding.

The Series A-1, Series B-1, Series C-1 and Series D-1 preferred stock had terms substantially identical to the Series A, Series B, Series C and Series D preferred stock prior to the Conversion Price Amendment entered into prior to the Series D-1 issuance. The Conversion Price Amendment changed the conversion price of the Series A, Series B, Series C and Series D preferred stock to $10.00, $23.63, $25.59 and $11.60, respectively.

In April 2003, the Company issued 125,000,000 shares of Series A-2 convertible redeemable preferred stock (“Series A-2 preferred stock”) for an aggregate purchase price of $5.0 million. The Company also issued 62,500,000 shares of Series A-2 convertible redeemable preferred stock in exchange for the outstanding shares of Series A-1, B-1, C-1, and D-1 preferred stock.

In conjunction with the April 2003 Series A-2 preferred stock financing, the Company authorized a 1:25 reverse split of the common stock. The common stock share and per share information in the accompanying financial statements and footnotes has been restated to reflect the split for all periods presented.

In January 2004, the Company issued 81,250,000 shares of Series A-2 preferred stock and warrants to purchase 227,500 shares of common stock for an aggregate purchase price of $3,250,000.

In June 2004, the Company issued 53,750,000 shares of Series A-2 preferred stock and warrants to purchase 150,000 shares of common stock for an aggregate purchase price of $2,150,000.

In August 2004, the Company issued 73,500,000 shares of Series A-2 preferred stock and warrants to purchase 205,800 shares of common stock for an aggregate purchase price of $2,940,000.

The value of the common stock warrants issued in 2004 in connection with preferred stock have been recorded at their fair value using the Black-Scholes valuation model and resulted in a beneficial

Quallaby Corporation

Notes to Consolidated Financial Statements

March 31, 2005 (unaudited) and December 31, 2004 and 2003

conversion feature which has been recorded as a deemed dividend totaling $49,300 pursuant to the guidance of EITF Issue No. 98-5 and Issue No. 00-27.

The rights of the Series A-2 preferred stock are as follows:

Voting and Dividends

Each holder of Series A-2 preferred stock is entitled to one vote for each share of common stock into which each share of Series A-2 preferred stock is convertible.

The holders of the Series A-2 preferred stock are entitled to receive dividends, when and as declared by the Company, at the same rate as dividends are paid with respect to the common stock, treating each share of the Series A-2 preferred stock as being equal to the number of shares of common stock into which each such share is convertible.

Liquidation Preference

In the event of a liquidation, dissolution or winding-up of the Company, the holders of Series A-2 preferred stock are entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of common stock, an amount equal to the greater of $0.04 per share plus any dividends declared but unpaid or an amount per share as would have been payable had each share been converted into common stock immediately prior to the liquidation, dissolution or winding up of the Company, plus any dividends declared but unpaid.

Conversion Features

Each share of Series A-2 preferred stock is convertible, without the payment of additional consideration and at the option of the holder, at any time after the date of issuance into such number of fully paid and nonassessable shares of common stock as is determined by dividing $0.04 by the Conversion Price. The initial Conversion Price shall be $1.00.

Redemption

Holders of a majority of the then outstanding shares of Series A-2 preferred stock may request that the following number of shares of Series A-2 preferred stock be redeemed at a per share redemption price equal to $.04 (the redemption price), adjusted for stock splits, stock dividends and the like:

Shares	Redemption Date
1/3	April 29, 2008
2/3	April 29, 2009
All	April 29, 2010

Treasury Stock

During 2003, the Company repurchased, in accordance with the repurchase provisions of restricted common stock issued under the 1998 Incentive Stock Plan, 336 shares of common stock, at a weighted-average price of $5.00 per share for a total of $1,700. During 2004, the Company did not repurchase any restricted common stock.

Reserved Shares

At December 31, 2004, the Company has reserved 2,000,000 shares of Series A-2 preferred stock for issuance upon exercise of Series A-2 preferred stock warrants, 15,840,000 shares of common stock for the conversion of the Series A-2 preferred stock, 80,000 shares of common stock for the conversion of the Series A-2 preferred stock warrants, 583,800 shares of common stock for issuance

Quallaby Corporation

Notes to Consolidated Financial Statements

March 31, 2005 (unaudited) and December 31, 2004 and 2003

upon exercise of common stock warrants and 3,969,272 shares of common stock for issuance of restricted stock or upon the exercise of stock options granted under the Company’s 1998 Incentive Stock Plan.

6.	1998 Incentive Stock Plan

In October 1998, the Company adopted the 1998 Incentive Stock Plan (the “Plan”). Under this Plan, incentive stock options (“ISOs”), nonqualified stock options stock and awards of stock may be granted by the Board of Directors to employees, directors, consultants and advisors of the Company. The maximum aggregate number of shares which may be issued pursuant to the Plan is 8,000,000. The maximum aggregate number of stock options which can be granted to any one individual under the Plan during any fiscal year is 1,510,000. ISOs may only be granted to employees of the Company. All stock options shall be granted at not less than the fair market value of the shares on the date of grant (as determined by the Company’s Board of Directors), generally vest over a four-year period, and are exercisable over a period not to exceed ten years from the date of the grant.

In addition, restricted stock awards may be granted to employees, directors, consultants and advisors. In the event the recipients are no longer employed by the Company, or in the event that other conditions specified by the Board in the applicable award are not satisfied prior to the end of the applicable restriction period, the Company has the right to repurchase any or all unvested shares at their original issuance price.

In April 2003, after consideration of the reverse split which reduced the maximum aggregate number of shares which may be issued from 8,000,000 to 320,000 shares, the Company increased the number of shares of common stock authorized under the Plan by 2,062,607 shares resulting in a maximum aggregate number of shares which may be issued of 2,382,607. In January 2004 and August 2004, the Company increased the number of shares of common stock authorized under the Plan by 1,000,000 and 790,000 shares respectively, resulting in a maximum aggregate number of shares which may be issued of 4,172,607.

During the years ended December 31, 2004 and 2003, the Company entered into restricted stock agreements with certain employees for 19,000 and 20,500 shares of common stock, respectively, with a weighted-average purchase price of $0.10 and $0.10 per share, respectively. The grant date weighted-average fair value of the restricted stock grants was $0.01 and $0.01 for grants during the years ended December 31, 2004 and 2003, respectively. The restricted stock awards generally vest over a four-year period. As of December 31, 2004, the Company had the right to repurchase up to 31,444 shares of unvested restricted stock at these shares’ original purchase price(s). Stock option activity under the Plan during the years ended December 31, 2004 and 2003 are summarized as follows:

Stock Option Awards	Shares	Weighted - Average Exercise Price
Outstanding - December 31, 2002	119,345	$7.52
Granted (weighted-average fair value of $0.01)	1,882,800	0.10
Exercised	—
Forfeited	(32,618)	2.88

Outstanding - December 31, 2003	1,969,527	0.51

Granted (weighted-average fair value of $0.01)	1,097,000	0.10
Exercised	(3,010)	0.10
Forfeited	(19,532)	0.74

Outstanding - December 31, 2004	3,043,985	0.36

Granted (weighted-average fair value of $0.01)	765,100	0.10
Exercised	—
Forfeited	(105,187)	0.14

Outstanding - March 31, 2005	3,703,898	$0.31

Quallaby Corporation

Notes to Consolidated Financial Statements

March 31, 2005 (unaudited) and December 31, 2004 and 2003

The following table summarizes information about stock options outstanding and exercisable at December 31, 2004:

Exercise Price	Number of Shares Underlying Outstanding Options	Weighted- Average Remaining Contractual Life in Years	Number of Shares Underlying Exercisable Options
$ 0.10	2,937,000	9.0	755,311
2.50	5,425	3.9	5,425
5.00	68,985	7.0	58,451
7.50	1,275	4.6	1,275
8.75	1,560	4.9	1,560
10.00	16,000	5.0	16,000
12.50	480	5.1	480
18.75	13,260	5.7	13,130

$0.10 -18.75	3,043,985	5.7	851,632

As of December 31, 2004 and 2003, options to purchase 851,632 and 78,498 shares of common stock, respectively, were exercisable at a weighted-average exercise price of $0.96 and $8.01 per share, respectively. As of December 31, 2004, 925,287 shares were available for future grants of stock-based awards.

7.	Retirement Plan

During 1999, the Company established the Quallaby Corporation Retirement Savings Plan (the “Plan”) which is designed to be qualified under Section 401(k) of the Internal Revenue Code.

Quallaby Corporation

Notes to Consolidated Financial Statements

March 31, 2005 (unaudited) and December 31, 2004 and 2003

Eligible employees are permitted to contribute to the Plan through payroll deductions within statutory and plan limits and employer contributions are at the discretion of the Company. The Company has not contributed to the Plan to date.

8.	Income Taxes

The components of the provision for income taxes are as follows:

	Year Ended December 31,
	2004	2003
Current provision:
Federal	$—	$—
State	1,900	1,900
Foreign	17,700	14,400

	$19,600	$16,300

The components of deferred tax assets are as follows:

	December 31,
	2004	2003
Net operating loss carryforwards (U.S. and foreign)	$24,934,000	$22,025,000
Deferred revenue	1,936,000	65,000
Accrued expenses and other current liabilities	547,000	700,000
Research and development tax credits	1,186,000	954,000

	28,603,000	23,744,000
Valuation allowance	(28,603,000)	(23,744,000)

Net deferred tax assets	$—	$—

As of December 31, 2004, the Company had federal net operating loss (“NOL”) carryforwards of approximately $47,143,000 and federal research and development tax credit carryforwards of $801,000, which expire at various dates through 2023. Management has determined that it is more likely than not that the Company will not recognize the benefits of federal, state and foreign deferred tax assets and, as a result, a full valuation allowance has been established at December 31, 2004 and 2003.

Ownership changes, as defined in the Internal Revenue Code, may have limited the amount of net operating loss carryforwards that can utilized annually to offset future taxable income. Subsequent ownership changes could further affect the limitation in future years.

As of December 31, 2004, foreign subsidiaries had NOL carryforwards of approximately $15,125,000, which expire at various dates through 2008.

9.	Commitments and Contingencies

The Company leases facilities and certain equipment under various noncancelable operating lease agreements which expire at various dates through 2009.

Quallaby Corporation

Notes to Consolidated Financial Statements

March 31, 2005 (unaudited) and December 31, 2004 and 2003

Future minimum lease payments under noncancelable leases at December 31, 2004 are as follows:

2005	$618,200
2006	430,000
2007	378,600

$1,426,800

Rent expense under building lease agreements was approximately $583,300 and $567,700 for the years ended December 31, 2004 and 2003, respectively. Rent expense for the three months ended March 31, 2005 was $157,600. In December 2004, the Company entered into an amendment to extend the lease on its corporate facility through December 2007.

Under the terms of its building lease agreements as of December 31, 2004, the Company is required to maintain a cash balance in the total amount of $85,800, which is included in restricted cash in the accompanying balance sheet. This requirement expired in March 2005 and therefore this amount was not included in restricted cash as of that date.

Guarantees and Indemnification Obligations

The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies and agrees to reimburse the indemnified party for losses incurred by the indemnified party, generally the Company’s customers, in connection with any patent, copyright, trade secret or other proprietary right infringement claim by any third party with respect to the Company’s software. The term of these indemnification agreements is generally perpetual any time after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for those agreements as of March 31, 2005.

10.	Subsequent Event (unaudited)

On June 1, 2005, Micromuse completed its acquisition of all of the outstanding shares of Quallaby. Micromuse paid a total of $33 million and also converted and assumed Quallaby employee stock options, which converted to purchase 1.6 million shares of Micromuse stock.